Exhibit 99.1
Solectron Names Paul Tufano as Executive Vice President and
Chief Financial Officer
For Immediate Release: January 31, 2006
MILPITAS, Calif. – Solectron Corporation (NYSE:SLR), a leading provider of electronics manufacturing and integrated supply chain services, today announced Paul J. Tufano as chief financial officer (CFO), reporting to Mike Cannon, Solectron’s president and CEO. He will start his new role effective immediately.
From 1996 to 2003, Tufano served as Maxtor Corporation’s CFO, with a dual role as both CFO and chief operating officer (COO) from 2001 to 2003. In 2003, Tufano became president and CEO of Maxtor.
“With more than 25 years of both financial and general management experience, Paul is a seasoned executive who brings tremendous talent and a depth of knowledge of our industry that will prove valuable as Solectron manages its future growth,” said Cannon. “He shares my vision of strengthening our value to the investment community through a combination of strategic growth and a consistent focus on profitability. Having worked with Paul before, I feel very fortunate to have him as part of our management team.”
Tufano will replace interim CFO, Warren Ligan.
“Warren is a valued member of the finance management team. In the role of interim CFO, he led our finance team during our active search to fill the CFO position, and I want to personally thank him for his continuing contributions,” added Cannon.
Prior to Maxtor, Tufano spent 17 years at IBM Corporation, serving in several senior financial as well as general management roles.

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About Solectron
Solectron Corporation (www.solectron.com) provides a full range of electronics manufacturing and supply-chain management services to the world’s leading networking, telecommunications, computing, consumer, automotive, industrial and medical device firms. The company’s industry-leading Lean Six Sigma methodology (Solectron Production System™) provides OEMs with low cost, flexibility and quality that improves competitive advantage. Solectron’s service offerings include new-product introduction, collaborative design, materials management, product manufacturing, and product warranty and repair and end-of-life support. Based in Milpitas, Calif., Solectron operates in more than 20 countries on five continents and had sales from continuing operations of $10.4 billion in fiscal 2005.
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Analyst Contact:
Perry G. Hayes, Solectron Corporation, (408) 956-7543, perryhayes@solectron.com
Media Contact:
Corey Olfert, Solectron Corporation, (408) 956-7552, coreyolfert@solectron.com